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The following is a transcript of an investor conference call hosted by Chevron Corporation, which Renewable Energy Group, Inc. President and CEO Cynthia Warner participated on, from February 28, 2022.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

C O R P O R A T E    P A R T I C I P A N T S

Cynthia J. Warner Renewable Energy Group, Inc.—President, CEO & Director

Michael K. Wirth Chevron Corporation—Chairman & CEO

Pierre R. Breber Chevron Corporation—VP & CFO

Roderick Green Chevron Corporation—General Manager of IR

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Douglas George Blyth Leggate BofA Securities, Research Division—MD and Head of US Oil & Gas Equity Research

Jason Daniel Gabelman Cowen and Company, LLC, Research Division—Director & Analyst

Jeanine Wai Barclays Bank PLC, Research Division—Research Analyst

Manav Gupta Crédit Suisse AG, Research Division—Research Analyst

Neil Singhvi Mehta Goldman Sachs Group, Inc., Research Division—VP and Integrated Oil & Refining Analyst

Paul Benedict Sankey Sankey Research LLC—Lead Analyst

Philip Mulkey Gresh JPMorgan Chase & Co, Research Division—Senior Equity Research Analyst

Roger David Read Wells Fargo Securities, LLC, Research Division—MD & Senior Equity Research Analyst

Ryan M. Todd Piper Sandler & Co., Research Division—MD & Senior Research Analyst

Sam Jeffrey Margolin Wolfe Research, LLC—MD of Equity Research & Senior Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is Christina, and I will be your conference facilitator today. Welcome to our conference call to discuss Chevron’s acquisition of Renewable Energy Group. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now turn the conference call over to the General Manager of Investor Relations of Chevron Corporation, Mr. Roderick Green. Please go ahead.

Roderick Green - Chevron Corporation—General Manager of IR

Thank you, Christina. Good morning and welcome to this special call to announce an important proposed combination. I’m Roderick Green, General Manager of Investor Relations at Chevron. And with me today are Chevron’s Chairman and CEO, Mike Wirth; Renewable Energy Group CEO, CJ Warner; and Pierre Breber, Chevron’s CFO.

Before we get started, please be reminded that this presentation contains estimates, projections and other forward-looking statements. Please review the cautionary statement and additional information legend on Slide 2.

Now I’ll turn it over to Mike.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Okay. Thanks, Roderick. I’m pleased to announce that Chevron has entered into a definitive agreement to acquire Renewable Energy Group, a strategic transaction that positions us to accelerate our plan to advance a lower-carbon future. By combining REG’s leading feedstock capabilities and growing renewable fuel production with Chevron’s large manufacturing, distribution and commercial marketing position, we can accelerate the profitable growth of renewable fuels more effectively than either of us could do on our own.

The transaction is expected to be accretive to earnings per share in the first year after closing and accretive to free cash flow per share after the start-up of REG’s Geismar expansion. We estimate EBITDA of around $500 million to $600 million from REG’s businesses in 2025.

Merger synergies, mostly operational and financial, are estimated to be between $50 million and $100 million a year. This is an all-cash transaction with a 30-day premium of around 57%. After the Geismar expansion, the estimated 2025 EBITDA acquisition multiple falls to around 5x. We expect the transaction to close in the second half of the year.

I’m also very pleased that CJ Warner is expected to join Chevron’s Board of Directors. CJ brings significant experience in both oil and gas and new energies. I look forward to working with her as we bring our two companies together and in the years ahead as we aim to grow our business and continue to focus on higher returns, lower carbon.

During our energy transition following last fall, we laid out plans to grow our renewable fuels capacity to about 100,000 barrels per day. This transaction is expected to accelerate our progress towards that goal and much more.

REG is the country’s leading biodiesel producer, operates the U.S.’s first renewable diesel facility and has extensive pretreatment facilities to process lower-cost, waste-based feedstocks. With its history and heritage rooted in the Midwest, REG has developed deep relationships with feedstock suppliers, starting in the nation’s heartland and then expanded globally.

We believe REG’s unique capabilities, combined with Chevron’s advantaged assets and market positions, create a leading provider of lower carbon intensity fuels with strength across the value chain.

The fuels value chain always begins with feedstocks. Over 70% of REG feedstocks are wastes or second-use ones, like used cooking oil, distillers’ corn oil and tallow enabled by its pretreatment facilities. Combined with our recently announced Bunge joint venture, we are increasing our capability to source reliable, cost-competitive feedstocks to meet our growing renewable fuel production capacity.

In manufacturing, REG brings a portfolio of biodiesel plants and the renewable diesel facility in Geismar, Louisiana, which has a major expansion underway expected to achieve full operations in 2024. These assets will be supplemented by capital-efficient conversions of process units across our refining system, such as the diesel hydrotreater in El Segundo, which is expected to have the capability to produce 10,000 barrels a day of renewable diesel by year-end.

We complete the value chain with both companies’ marketing efforts, underpinned by Chevron’s leading West Coast brand and infrastructure in a market where these fuels deliver the strongest realizations as well as REG’s direct-to-end-user marketing approach.

The combination is expected to provide a capital-efficient, flexible and growing renewable fuels business with balanced exposure across the value chain and leading capabilities at every step. As one of the founders of the modern renewable fuels industry, REG has continued to innovate, partner and grow to deliver value to all stakeholders. Its employees and culture are at the heart of its business.

After closing, our Renewable Fuels business will be headquartered in Ames, Iowa to preserve the expertise and relationships core to REG’s success. Together, we expect to take the business to another level.

I look forward to welcoming the REG family to Chevron, and let me now turn it over to REG’s CEO, CJ Warner.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

Cynthia J. Warner - Renewable Energy Group, Inc.—President, CEO & Director

Thank you for the introduction, Mike. The roots of REG go back more than 2 decades with humble beginnings at a Farmers Cooperative in Ralston, Iowa. Our history is one of innovation and at the outset parallels that of the biodiesel industry as a whole. When we made our first batch of biodiesel in 1996, the industry was still in its very early stages and largely using soybean oil as feedstock.

Today, REG is the largest biodiesel producer by volume in the United States, owns and operates the very first renewable diesel plant in the U.S. and converts a wide variety of lower-carbon-intensity feedstocks to create lower-carbon-intensity fuels. Joining forces with a company with the size, scale and capabilities of Chevron will give us additional resources as we aim to accelerate growth and strengthen our collective ability to deliver the lower-carbon-intensity fuels our customers and the world need.

As Mike highlighted, we believe there is strong cultural alignment between our organizations. We share a focus on safety, integrity and operational excellence and are both committed to helping build a lower-carbon future. We’re excited about the many opportunities REG will have as part of Chevron. Having strength across the renewable fuels value chain will allow Chevron to serve our customers even better than we do today. This transaction also delivers premium cash value to REG shareholders.

I’m looking forward to the opportunity to join the Board of Directors of Chevron, working with Mike and the entire Board to accelerate the use of renewable fuels as part of the transition to a lower-carbon energy future. This transaction is a powerful endorsement of our people, the great company we’ve created and the value we deliver every single day.

As we join the Chevron team, it’s our people who will continue to drive success, and we look forward to doing it in strong collaboration across the system.

Thanks, Mike, and back to you.

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Okay. CJ, thank you. And I wholeheartedly agree with everything CJ just said, and particularly the contribution of the people who have built this company from its very humble roots in the Midwest to being a national leader and a business that has, in many ways, innovated and led into a lower-carbon future. And we have huge respect for that and great excitement about bringing our people together.

To sum this up, this acquisition is aligned with our financial priorities, and it positions us to accelerate our progress to deliver higher returns and lower carbon. As CJ said and as I just reiterated, we’re excited to bring this combination to life. Roderick, back to you for Q&A.

Roderick Green - Chevron Corporation—General Manager of IR

Thanks, Mike. That concludes our prepared remarks. We are now ready to take your questions. (Operator Instructions) We’ll do our best to get all our questions answered. Christina, please open up the lines.

Q U E S T I O N S    A N D    A N S W E R S

Operator

(Operator Instructions) And our first question comes from Jeanine Wai with Barclays.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

Jeanine Wai - Barclays Bank PLC, Research Division—Research Analyst

For our first question, we were wondering, can you discuss your plans or the possibility to either upgrade or convert from biodiesel to renewable diesel?

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Yes. Jeanine, the way I would encourage you to think about this is building out a platform. Biodiesel has a place in the market today, and renewable diesel has a place — a growing place. This brings a set of feedstock capabilities and relationships access and market access that when combined with Chevron’s and our plans to convert units inside refineries will give us the kind of ability to optimize the value chain to have balanced exposure across the value chain, a variety of feedstocks, which can ebb and flow in terms of which are the most attractive, different manufacturing facilities, product streams, and then ultimately, blending and marketing capabilities to optimize value.

And so in many ways, it’s very analogous to what we’ve historically done in our petroleum-based business, where you run a variety of feedstocks to a variety of facilities to make a range products. And so we believe we can add value to the biodiesel stream, particularly in California, where through blending and uplift on the realizations, we can capture more of that. But it’s not about necessarily converting the platform as much as growing the platform.

Pierre R. Breber - Chevron Corporation—VP & CFO

Jeanine, it’s Pierre. The only add I would have to, Mike, is part — a big portion of our synergies are commercial synergies related to exactly what Mike described, and part of that is uplifting biodiesel as part of an 80-20 blend and getting the credits in California and the added value from that.

Jeanine Wai - Barclays Bank PLC, Research Division—Research Analyst

Okay. Great. Maybe our follow-up question is a little bit more specific on the numbers. We’re looking at Slide 4 with your estimates. And can you share just anything behind the assumptions related to your EBITDA estimates? For example, anything on the LCFS price or the biodiesel blending tax credit or anything on feedstock cost?

Pierre R. Breber - Chevron Corporation—VP & CFO

Yes, Jeanine. So you’re right. The EBITDA is a number of factors. You’ve got the heating oil, the soybean oil, sort of crack spread, you have RINs, LCFS, and then you have feedstock relative to soybean oil. And REG is a leader in the second-use and waste products. And all 3 of those are moving around right now. They operate in commodity markets that have cycles up and down. But if you go through LCFS, credits, are down a little bit. Feedstocks are a little more expensive right now. But if you look through to what we would call mid-cycle and what’s embedded in our 2025 EBITDA, there’s lots of puts and takes, but it’s something that’s pretty close in total to what we saw last year.

Operator

We’ll take our next question from Manav Gupta with Credit Suisse.

Manav Gupta - Crédit Suisse AG, Research Division—Research Analyst

I would like to start by saying that I’ve been covering REGI for about 2 years. It’s an absolute pleasure. CJ always talked about building a world with lower-carbon-intensity fuels, and Chevron is committed to lower-carbon projects. So I’m very glad you’re getting together. I will miss covering REGI, though.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

My question is for CJ. CJ you always talked about building downstream integration at REGI directly reaching to end customers that would lower the splitting of credits, also allow you to sell more blended RD and BD projects. So in Chevron, you’re getting a lot more than that. So looking at the synergies of $50 million to $100 million, what’s the upside to synergies here? We know Chevron now where synergies got doubled. So help us understand the upside here.

Cynthia J. Warner - Renewable Energy Group, Inc.—President, CEO & Director

Sure. Manav, it’s great to hear from you, and thanks for your kind words. There are a variety of things that this partnership is going to enable us to unlock. So certainly, the ongoing blending and the access to the market is going to be a significant one. But it’s so much more than that because we can accelerate our growth of RD. We can actually accelerate our access to a wider variety of feedstocks. So I would say when you’re looking at numbers like that, you need to think about it as extending all the way across the value chain because the combination really brings strength in almost every area — or literally every area of the value chain.

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Manav, thank you, and thanks for the kind words. We intend to live up to your aspirations for us.

Operator

We’ll take our next question from Neil Mehta with Goldman Sachs.

Neil Singhvi Mehta - Goldman Sachs Group, Inc., Research Division—VP and Integrated Oil & Refining Analyst

Congratulations, everyone. And CJ, so great to hear from you as well. The first question is for you, Mike, is can you just put us in context of your broader energy transition ambitions? And as you think about what you laid out at the Energy Transition Day, we talked about $10 billion of investments over the course of the next decade, and a lot of that was organic. Do you see there is an opportunity to create value through incremental M&A as well? Or is this a one-off with a unique opportunity? So any context around that would be great.

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Sure, Neil. Yes, so I’ll go back to what we laid out last year during our energy transition spotlight. And it was in the broadest terms, 2 large themes: one, to reduce the carbon intensity of our existing business; and then two, to grow new energy businesses to help customers reduce the carbon intensity of their portfolio. This obviously fits into that second category. And there, we indicated an intent to focus on renewable fuels, on hydrogen, carbon capture and storage and then also a need to be prepared to invest in offsets and some other emerging technologies.

We indicated that, that would be a combination of organic and inorganic activity and also that because of some of the challenges and lead times involved in things like carbon capture and storage and hydrogen that it was quite likely we would see what is already a renewable fuels business that we’re in today, albeit at a small scale, that we might see that be the one where you begin to see some acceleration a little bit earlier than the other two.

So I create all that context to say this is really very consistent with what we outlined last September. We anticipated organic growth. And as I said before, we have a number of projects that Mark has talked about in our refineries, but we think there’s very capital-efficient opportunities to increase the flexibility to run different feedstocks. When you combine that with this strong position that has been built by ERG (sic) [REG], which is really the leader in this space, we just think that the lower-carbon feedstock capabilities, this manufacturing platform that we can now bring together and grow over time and the ability to pull through into the market.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

And again, I won’t reiterate it, but I’ll just say, to optimize that entire value chain, the way we have for decades optimized the hydrocarbon value chain, creates the opportunity for increased commercial synergies for strong returns and for growth. And so this fits in — it’s a large transaction relative to that $10 billion guidance. You’re right, Neil. You can think about this as having some pretreatment infrastructure and other things that perhaps wasn’t necessarily what we envisioned. And maybe half of this would be clearly in the realm of what we would have guided to, which was around $3 billion, plus or minus, I think on renewable fuels. And we outlined some broad guidance for the others, which I’m sure will turn out not to be precisely accurate but indicative in terms of the commitment over time.

And so sorry for the long answer, but I think it’s going to be a combination of organic and inorganic. This is probably on the larger end of what you’ll see us do from an inorganic point of view.

Pierre R. Breber - Chevron Corporation—VP & CFO

My only add, Neil, this is Pierre, is the Bunge joint venture also which we just find, is another example of inorganic. You think of it that way because we’re buying into existing crushing plants.

Neil Singhvi Mehta - Goldman Sachs Group, Inc., Research Division—VP and Integrated Oil & Refining Analyst

Yes. And so then the follow-up around that is your broader M&A strategy. I’m sure we’re going to talk about it in depth tomorrow. But I’ve always gotten the sense that you guys are countercyclical investors. And so with oil up here, I’m guessing M&A in upstream is something you’re going to be a little bit more skeptical of. Is it fair to say after the pullback in renewables-levered equities that you’re willing to be more offensive when it comes to renewable investment in organic M&A?

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Yes, Neil. We’re value-focused. And I think that’s really how you ought to think about it. We’re not necessarily market timers. We’re in a cyclical business. Things go up, things come down. Sometimes when things are tough, there’s a little more opportunity to do deals. But really what we’re looking for are deals that work for shareholders of both companies when you do a transaction that can create value over time. And we will talk more about kind of the broader kind of traditional industry M&A tomorrow, I’m certain.

Operator

And we’ll — our next question comes from Ryan Todd with Piper Sandler.

Ryan M. Todd - Piper Sandler & Co., Research Division—MD & Senior Research Analyst

How do you anticipate the REGI’s relationship and expertise, particularly on the feedstock side, will impact how you build out your biofuels business, particularly in legacy Chevron assets or plans? Will it impact at all the top of feedstocks or how you look to run the El Segundo conversion? And any just general comments on how the relationship will impact your — how you anticipate it will impact your ability to source advantaged feedstock?

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Yes, Ryan. So you’re touching on what I think is one of the really powerful aspects of this combination. I said it in my prepared comments, but in the fuels business, securing feedstocks is absolutely critical to your success. And so that’s acquiring high-quality feedstocks at good terms, consistently acquiring those and having the flexibility to move them into the right manufacturing facilities with the right logistics, et cetera.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

So REG has been a leader this in sourcing and aggregation of feedstock, particularly lower-carbon-intensity feedstocks; and in some of these waste oils, used cooking oil, distillers corn oil, tallow, et cetera. And no matter what your view is on how this evolves, in a growing market, access to those feedstocks will be critical. One of the reasons that we want to headquarter our renewable fuels business in Ames is much of this expertise resides in Ames. And we want to be sure that we preserve the talent, the IP, the synergy. And so that becomes kind of the epicenter for our renewable sourcing. As we bring the Bunge joint venture into existence, we would look for that also to largely be managed out of that Ames facility.

And so we just think this is an area where REG has distinguished itself. It’s an area that we don’t — to be completely blunt, we don’t have deep expertise. We’ve been moving into these markets, but REG brings decades of experience and people that have relationships, insights, technical understanding that we simply don’t have. And we think that’s a powerful aspect that underpins the value case here.

Ryan M. Todd - Piper Sandler & Co., Research Division—MD & Senior Research Analyst

And maybe one follow-up. I mean at REG, growth beyond the ongoing Geismar expansion has always been likely. And — while at Chevron, there are clearly been plans to grow RD capacity over time as well. So how does this combination impact the likelihood or location of future expansions? Are we more likely to see refinery conversions versus like El Segundo versus brownfield or greenfield expansions? And CJ, good to talk to you again. But how does this combination impact how you view the various metrics and qualifications you’ve often talked about that dictate kind of expansion geography?

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Maybe I’ll put a quick front end on that, Ryan, and then hand it over to CJ. I would say, like other aspects of our business, we now will have a portfolio of assets and a portfolio of project opportunities to evaluate. Brownfield economics historically have been advantaged over greenfield economics. So if you’ve got a portfolio of assets, that’s the place that you often begin looking, and that’s what I would suggest is likely to be the case. Doesn’t preclude greenfield investments at all, but it means we’re going to be disciplined in building out a system that has the strength to be a very durable business over time.

CJ, I might hand it over to you to speak to Ryan’s question about your historic perspective on these.

Cynthia J. Warner - Renewable Energy Group, Inc.—President, CEO & Director

Yes. Thanks, Mike. And Ryan, I would just parallel what Mike is saying. And actually, it’s going to be fun for us to work together and bring together the plans of both respective corporations because there’s a lot there for us to build on. So certainly, refinery conversions are going to be very attractive. And bringing REG together with Chevron, I think, will enable us to figure out how to do those things with a wider variety of feedstocks that may typically be available. And that will help us make the assets even more advantaged.

We also, as you know, Ryan, have been working on additional expansion possibilities. And so we’re looking forward to bringing those together and then just optimizing our choices and continuing to build out. But certainly, the combination gives us a wider variety of optionality, which is always a great thing.

Ryan M. Todd - Piper Sandler & Co., Research Division—MD & Senior Research Analyst

Congrats, everybody.

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Thank you, Ryan.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

Operator

We’ll take our next question from Jason Gabelman with Cowen.

Jason Daniel Gabelman - Cowen and Company, LLC, Research Division—Director & Analyst

Congrats on the deal. I wanted to ask 2 questions, maybe one just on FTC approval process. It seems like second half ‘22 close is maybe a bit longer than what we were expecting. Can you just discuss some of the considerations, including maybe West Coast market concentration and/or concentration within the biodiesel-based — or sorry, the biomass-based diesel business? And I have a follow-up.

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Yes. Jason, we’re basically just putting a window out there. We don’t anticipate any concerns. In fact, unlike some other things we’ve done, this really isn’t a consolidation amongst companies that do the same thing. This is a combination of companies that largely do different things. And so I don’t see any market concentration or other issues that should be a concern.

That said, we’ve got a regulatory process to go through, and we simply provided a window that is wide enough to cover a variety of potential scenarios. But we really don’t have any underlying concerns that you should think about driving us towards the back end of that. But we just don’t know until we get into it.

Pierre R. Breber - Chevron Corporation—VP & CFO

Yes. I mean the front end is July 1. That’s only 4 months from now.

Jason Daniel Gabelman - Cowen and Company, LLC, Research Division—Director & Analyst

Yes. Got it. Understood. Appreciate that color. The second question is just on thinking about a build diverse by for renewable diesel. I think the acquisition looks attractive from a multiples standpoint, but it seems like the industry is building out these projects at about half the per-gallon cost of what you’re acquiring REGI at. So can you just discuss the rationale of going out and buying REGI versus building facilities yourself and maybe potential limitations to building out within your portfolio that REGI helps cover?

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Yes. Look, we can put value on both the real diesel side of this but also the biodiesel side of the business. And the other thing that may be harder when you’re trying to unitize this to dollars per gallon of capacity, it might be harder for you to work into that is the — I think we were talking about earlier with Ryan on the operational expertise, the technical expertise, the feedstock-sourcing expertise that REG has.

So you can look at these things through a number of different lenses. And I think you have to be careful not to mix apples and oranges here. Low-cost build-out, so I’ll give you an example, in our refineries, we can build out at pretty low capital costs, but we also have a relatively narrow range of feedstock alternatives. With a greenfield project, a project like Geismar, you can create a wider aperture for feedstock. You’ve got some more capital upfront, but then you’ve got a lot more flexibility over time, very similar to a deep conversion refinery versus a simple refinery.

And so a company with scale and commitment to one of these — to a business like this ought to have a platform that enables both and have — you’ve got feedstock flexibility, you’ve got efficiency, you get scale. And so we view this as critical in bringing these together. And Pierre and Roderick are off-line. Roderick can take you through a little bit of how you can think about allocating this. You guys have to do that in your own models. But I’d caution you not to oversimplify the value and the combination here.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

And we’ve put what I’ll call, I think, a relatively modest range on synergies, which are not primarily cost synergies. There may be some things around interest expense or insurance or IT, whatever. But the bigger opportunity here is in next-generation feedstocks. It’s in technology advancements, it’s in optimization and market access. So there’s a lot of value that we expect to create above and beyond kind of more simple spreadsheet dollar per gallon kinds of metrics that you might look at in comparing one project versus another.

Pierre R. Breber - Chevron Corporation—VP & CFO

Yes. And just to put — I mean, if you capitalize those synergies in addition to the flexibility that Mike was talking about, I think you got to look at the capital costs after capitalizing the synergies, which we hope to exceed delivery on.

Jason Daniel Gabelman - Cowen and Company, LLC, Research Division—Director & Analyst

Great. Got it. Really helpful. And congrats again on the deal.

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Okay, Jason. Thank you.

Operator

We’ll go to our next question from Doug Leggate with Bank of America.

Douglas George Blyth Leggate - BofA Securities, Research Division—MD and Head of US Oil & Gas Equity Research

So Pierre, as you’ve talked a little bit about the multiple. But REGI has a lot of NOLs. LCFS blends or (inaudible) credit are — obviously, you have to make assumptions there. And then, of course, ultimately, there will be a cash taxpayer, I’m guessing over time. So I’m curious what — how you see the value of the deal. I understand the strategy. I want to understand the value of the deal because, frankly, we’re having a tough time seeing this as meaningfully impacting positive NPV, if you like. So what’s the sustainable free cash flow is implying for the same question?

Pierre R. Breber - Chevron Corporation—VP & CFO

Well, the 5x EBITDA once Geismar is up at full operations is pretty clear value. The synergies, obviously, are driving value there. And free cash flow, I mean after Geismar is completed, the capital requirements of the business are de minimis for a company like Chevron. So it’s very compelling financially and what it can contribute. Within the scope of our Energy Transition Spotlight and the ambition that we talked about, we talked about $1 billion of cash from ops by 2030, and this puts us well on that pathway towards that.

Let me just address the tax. I mean there — the way NOLs work on transactions, there’s limitations on what you’re able to take each and every year. So I wouldn’t build in a lot. We talked about synergies being primarily commercial and some financial. And as Mike said, there’s some interest cost savings that are included in insurance and things that are just the nature of a bigger company versus a smaller company. But I wouldn’t put in your model a lot of tax savings.

Douglas George Blyth Leggate - BofA Securities, Research Division—MD and Head of US Oil & Gas Equity Research

Okay. Let me take the specifics off-line. But my follow-up is on just the disproportionate scale of the deal is 10% of your market cap, and you’ve given up a Board seat. I’m just wondering why you give up so much Board influence for this? Was that necessary to get the deal done? It just seems a little bit out of kilter with the scale of the deal to get up 1/12 of your Board.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Doug, I see it completely opposite. We are adding value at the Board level with somebody who’s got decades of experience in oil and gas, somebody who’s got nearly a decade of leadership as a CEO of 2 different energy transition start-ups. We’re not giving up, we’re adding. So look, this is something that our Board is excited about. It’s I’m excited about.

And so there’s — this was not something to make the deal go down. This is something that I wanted. And I want to see CJ in our Boardroom, and I want to have access to her experience and perspective and the lessons she’s learned working around this industry for the last several decades. It will make us a better company.

Operator

And we’ll go next to Phil Gresh with JPMorgan.

Philip Mulkey Gresh - JPMorgan Chase & Co, Research Division—Senior Equity Research Analyst

Just a follow-up, I guess, on the initial question around some of the EBITDA guidance items. Number one, is there an assumption that the BTC is still in place in 2025? And number two, on Slide 6, you talk about third-generation feedstock potential. And I was curious if that was something that you had anticipated that would be ready and implemented by 2025? Or is that more of a longer-term initiative?

Pierre R. Breber - Chevron Corporation—VP & CFO

So we’ve taken the haircut on the blender’s tax credit. It’s something that’s been around for more than a decade. If expire at the end of this year, and then we’ll see if it gets extended. But as you know, depending on what — whether it exists or at what level it’s at, we’d expect markets to rebalance — to compensate some forward. So yes, we’re assuming some blenders tax credit, but we’ve risked it.

In terms of third-generation or next-generation feedstocks, we haven’t — we’re not speculating on anything on the come. REG has extensive work in this space. We have work in the space. We’re looking forward to combining our capabilities there. But the $500 million to $600 million EBITDA is, as I said, to Jeanine’s question, basically a set of assumptions, there’s a number of them. I won’t go through each individually, but collectively with puts and takes gets us pretty close to where we’ve been in the past year. And it’s just based on existing acquired businesses with the significant Geismar expansion fully up and running.

Philip Mulkey Gresh - JPMorgan Chase & Co, Research Division—Senior Equity Research Analyst

Got it. Okay. And I guess just — go ahead.

Pierre R. Breber - Chevron Corporation—VP & CFO

And I should add, synergies are included. I mean it’s based on our model. So it’s going to have all the elements that we’ve talked to you about.

Philip Mulkey Gresh - JPMorgan Chase & Co, Research Division—Senior Equity Research Analyst

Yes. I think the essence of the question was just the $500 million to $600 million, whether you believe, consensus or not, it’s above consensus, even including those synergies. So people are just trying to understand some of the moving pieces there, that’s all.

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Pierre R. Breber - Chevron Corporation—VP & CFO

Well, I think, Phil, I mean, last time I looked at — there was one estimate out that far. A lot of analysts don’t go out very far. So I wouldn’t rely on — I’m not sure if one estimate can be a consensus. So it’s very in line with the historical performance of REG with a significant expansion on its way.

Philip Mulkey Gresh - JPMorgan Chase & Co, Research Division—Senior Equity Research Analyst

Yes. Okay. Understood. And then just a final clarification, I guess. It sounds like the $3 billion of spending here for this acquisition is considered to be separate and distinct from the $10 billion of the organic spending. I’m just curious if it — with the $10 billion of the organic spending, does that shift those priorities at all in terms of the mix of that? Would it move more away from renewable fuels into other things? Or just does it change the pattern that you’re thinking of moving forward, Mike?

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Phil, if I left you with that impression, let me try to correct here. The $10 billion was always intended to be a mix of organic and inorganic. In a field like this where a lot of things are just being created, we are looking at other people who’ve got ideas. We’re doing things in all the areas we’ve talked about, and that would include hydrogen, carbon capture, addition to renewable fuels. So the $10 billion includes both.

We had guided, I think, round numbers, $3 billion-ish on renewable fuels, $3 billion on carbon capture, I think $2 billion on hydrogen, $2 billion on offsets and others. Those were broad contours of what to expect over several years with a lot of technology market policy development still to come. So it was simply to give some kind of broad shape to what we would expect to do. This clearly is a big step forward on renewable fuels because an existing business today can drop right into value chains, can supply customers and very compatible with our operations today.

And as I said, you might want to think about half of this as being part of that, and then maybe half of it because it’s — whether it’s pretreatment or other areas, you’d say, well, is that really part of your renewable fuels value chain. So we might have some other things we’ve done. Bunge, Pierre mentioned, we announced that last week. But we’re not going to change the $10 billion number. We just put it out a couple of quarters ago, and it was a multiyear guide.

So look, over time, as we learn more, as we evaluate more opportunities, we’ll continue to give you color and detail and build this out. And if at some point that guidance needs to be refreshed, we’ll do so.

Operator

We’ll go to our next question from Sam Margolin with Wolfe Research.

Sam Jeffrey Margolin - Wolfe Research, LLC—MD of Equity Research & Senior Analyst

I’m on — I cover both sides of this, too, and I’m guilty of not having a 2025 estimate published.

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Thanks for catching up, Sam.

Sam Jeffrey Margolin - Wolfe Research, LLC—MD of Equity Research & Senior Analyst

Yes. Maybe next time. So my question is about the Bunge JV. And I would love the perspective from both sides of this too, with CJ as well. But – so you’re bypassing the crush, which is taking a lot of rent right now. And it stands to reason that as this industry gets more competitive, the crush

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might keep going higher if that’s one of the gating factors. Should we think about that as part of the synergies? Or is that equity position more of a hedge, if you will? And then for CJ, obviously, there was a lot of capital that Chevron put up to get into the JV outside the capabilities of a smaller company. Is that something that — you think if REGI had unlimited capital, would you have done something like that, too?

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Okay. Let me try to start, and then I’ll hand over to CJ, and Pierre might have some thoughts to add in here as well. Look, we’re talking about building out a resilient renewable fuels business. There are a variety of feedstocks, and there are different places along the value chain where RINs can be captured. It’s — again, it’s not that different from our traditional business. We’ve got everything from light oil to heavy oil, other feedstocks that we can bring into a refinery and moving all the way through to market. And the margin moves along the value chain over time in these big commodity markets.

And so this is about building out a platform that has optionality, that has scale and capital efficiency and that we can optimize as the crush may widen or may come in, as policy may incentivize different feedstocks or different kinds of market dynamics over time. We can’t predict all of these things. What we can do is invest in capital-efficient capability that we believe over time provides an efficient, resilient model that if you can optimize across that entire value chain, you can extract strong returns. Whereas people who are more narrowly exposed, say to the soybean crush, they may enjoy periods of time where returns are very strong, but there may be other times a cyclical business where they’re quite diverse. And we’re not trying to uniquely capture one piece of that. We’re really trying to build this balanced exposure across the value chain from feedstock to a customer and be a strong operator, an efficient operator, a reliable, high-quality operator and a capital disciplined operator to capture value.

I’ll hand it over to CJ to, I guess, answer the speculative question, Sam, about what would have been the case had things turned out differently.

Cynthia J. Warner - Renewable Energy Group, Inc.—President, CEO & Director

Thanks, Mike. And Sam, what Mike is talking about, you’ve heard me talking about as well, which is the upside value of optimization and the differential value that an operator in this industry would have when there is optionality. An awful lot of the other participants really don’t have much of that.

So we’ve basically gone exponential on that by creating the combination between Chevron and REG. So our optionality is going to go up. And that’s where the answer to your question lies is this creates additional optionality with the Bunge JV on the vertical integration and additional feedstock selection. And by having a larger system, we have more choice as to where to route those feeds and how to optimize the pathways as well as the margin capture for those feedstocks. So pulling it all together, it just creates additional upside and synergistic value, which is very exciting.

Operator

We’ll take our next question from Paul Sankey with Sankey Research.

Paul Benedict Sankey - Sankey Research LLC—Lead Analyst

Guys, just going back to this 25 multiple that we’re all talking about. What are your assumptions — do you think that the — are you assuming the biodiesel business is going to be profitable in that 25 number? And also, could you talk a little bit about how you see the credit price — the low-carbon fuel standard credit price in California by the time we get there?

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Pierre R. Breber - Chevron Corporation—VP & CFO

So Paul, we’re not going to give you our forecast on all the different components that I’ve covered here a couple of times already. So as I said, there’s puts and takes on them. And we assume kind of mid-cycle, and they balance out to something that’s per unit pretty similar to what we saw last year. And what was the first question — first part?

Paul Benedict Sankey - Sankey Research LLC—Lead Analyst

Do you think that biodiesel is going to be profitable?

Pierre R. Breber - Chevron Corporation—VP & CFO

Oh, biodiesel. Yes, look, the biodiesel margins are obviously tender. We know that. Again, part of the synergies we’ve talked about is how we can upgrade more biodiesel in the RD 80-20 blend. So you can think of — the majority of the EBITDA coming primarily from RD or what RD enables for biodiesel.

Operator

And our last question comes from Roger Read with Wells Fargo.

Roger David Read - Wells Fargo Securities, LLC, Research Division—MD & Senior Equity Research Analyst

Just really, I guess, a couple of questions to clarify some of the things that’ve been set on here. It sounds like a lot of this is sort of tech-related, Mike, and help me out maybe a little on beefing that up.

And then the second question I have, and this was going back — and I do not follow Renewable Energy Group, but I did attend the October 20 presentation. It always stuck in my mind. Slide 63 had an idea of all the feedstock that was available versus the feedstock that was likely to be used in the sort of near to medium term. And there’s an awful lot of feedstock available. Yet on the call, the discussion has been we need access to advantaged feedstocks. So I would just — maybe it’s for you, Mike, or maybe it’s for CJ. Just how do you see this sort of world of significant feedstock yet world of advantaged feedstock you want and maybe how REGI helps bridge that gap?

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Okay. Well, Roger, look, we did save the best for last. I am not familiar with Slide 63 of the presentation, but let me try to give you a couple of thoughts. One on — you asked about technology. Look, this is a technology-enabled business. And sometimes, it seems to me like people oversimplify what it can take in order to do many things in our industry and to assemble feedstocks from diverse sources that REG does today and manufacture a product that meets exacting quality standards that perform in a variety of engines and does so reliably and consistently, takes a lot of technology.

Number two, the technology for advanced feedstocks is something that in this space has been worked, whether you’re talking about universities, national labs, agribusinesses for quite some time. And I think there’s still like so many other aspects of our economy today, technology can change the equation. And there’s a lot of smart people working on ways to add value here. And I’m an optimist that we’re going to see breakthroughs that continue to make this a stronger business.

And when you talk about all the feedstock in the world, I mean, I guess, I’ll draw an analogy. There’s an enormous amount of hydrocarbon in the world in theory. Actually, unlocking that hydrocarbon, getting it into the right refinery at the right price with the right logistics and into the marketplace is no simple thing. When you’re talking about bio-based feedstocks, the planet is a big place. There’s a lot of things to grow. And there’s a lot of sources of waste materials in theory. In practice, you’ve got to have the right feedstocks in the right place at the right time with the

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

right quality specifications, logistics, economics, HSE and everything else that goes with it. And so these hypothetically abundant resources in any part of the global economy, in practice, they have to be translated through a complex system into value-adding products. And that takes a lot of hard work.

The final thing I would say is I think a lot of people tend to look at these products today and they think of diesel going into California. And it’s maybe the easiest place because you’ve got the low-carbon fuel standard on top of the RFS. Our marine customers are looking for solutions. Our aviation customers are looking for solutions. Our rail customers are looking for solutions. These are big segments of the economy. These are big consumers of energy. And particularly, when you talk about marine and rail, these are big consumers of distillate products today that are not easily electrified.

And so this is a market that can continue to grow as large entities have made their own low-carbon energy transition-type commitments on emission reductions. And we intend to work across — along the value chain all the way out to these end-use customers to find a way to help them achieve their goals.

CJ, you might have a better familiarity with Slide 63 from the deck that Roger’s referring to than I do.

Cynthia J. Warner - Renewable Energy Group, Inc.—President, CEO & Director

Yes. Thanks, Mike. So I just want to first build on what you just said about the marine and rail markets and biodiesel because with the larger, slower-moving high-power engines of marine and rail, biodiesel is actually a preferred molecule over renewable diesel, especially in marine. And this is an emerging market where — that sector is just starting to decarbonize. So it’s definitely an additional outlet for customers to watch for biodiesel demand.

But going back to the bigger question and the slide that Roger is referring to, I think, Mike, you articulated it very well, and it is striking how the analogies between the petroleum world and the bio-oil world are strong. And it is true. There is an abundance, we believe, of bio-oils out there. How you get access to them, how you process them, what sort of pathways you’re going to be able to assign to them are all part of the equation. So there are some feedstocks that are advantaged for some operators but not for others. And so it’s definitely all about the configuration of your conversion system, the compatibilities of the different feeds that you’re processing and the markets to which you’re serving.

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Okay. CJ, thank you. And I believe Roger was the last person in the question queue. So look, I want to thank everybody for dialing in. I realize that this isn’t what you had planned to do with your Monday morning, but we’re really pleased to have a chance to share this with you. I know many, if not most, of you that phoned in will be attending our Investor Day tomorrow, many of you in person, some perhaps virtually. We look forward to talking to you tomorrow more about this. Mark will be here as part of that discussion tomorrow and can go much deeper he, and CJ have been already talking about how we’re going to work together to deliver the performance we’ve been talking about. And of course, we’ll have other things to discuss tomorrow.

So CJ, thank you for joining us. And Christina, thank you for facilitating the call. Everybody, stay safe and have a good day.

Cynthia J. Warner - Renewable Energy Group, Inc.—President, CEO & Director

Thank you all. Take care.

Michael K. Wirth - Chevron Corporation—Chairman & CEO

Bye-bye.

FEBRUARY 28, 2022 / 4:00PM, CVX.N - Chevron Corp to Acquire Renewable Energy Group Inc - M&A Call

Operator

This concludes the conference call. You may now disconnect.

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Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Renewable Energy Group, Inc. (“REG”), Chevron Corporation (“Chevron”) and Cyclone Merger Sub Inc. A meeting of the stockholders of REG will be announced as promptly as practicable to seek stockholder approval in connection with the proposed transaction. REG expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of REG and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF REG ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REG AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by REG with the SEC at the SEC’s website at www.sec.gov.

REG and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of REG’s stockholders in connection with the proposed transaction will be set forth in REG’s definitive proxy statement for its stockholder meeting at which the proposed transaction will be submitted for approval by REG’s stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You may also find additional information about REG’s directors and executive officers in REG’s definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 5, 2021 and in subsequently filed Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Forward Looking Statements

This announcement contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when REG or its management is discussing its beliefs, estimates or expectations. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “estimates,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. These statements are not historical facts or guarantees of future performance but instead represent only the beliefs of REG and its management at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside REG’s control. Actual results and outcomes may differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; (2) the risk that the Merger Agreement may be terminated in circumstances requiring REG to pay a termination fee; (3) the risk that the Merger disrupts REG’s current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the Merger on the ability of REG to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (5) the effect of the announcement of the Merger on REG’s operating results and business generally; (6) the amount of costs, fees and expenses related to the Merger; (7) the risk that REG’s stock price may decline significantly if the Merger is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against REG and others; (9) other factors that could affect REG’s business such as, without limitation, the availability, future price, and volatility of feedstocks, petroleum and products derived from petroleum; changes in governmental programs and policies requiring or encouraging the use of biofuels; availability of federal and state governmental tax incentives and incentives for bio-based diesel production; changes in the spread between bio-based diesel prices and feedstock costs; the potential impact of COVID-19 on our business and operations; any disruption of operations at our Geismar renewable diesel refinery (which would have a disproportionately adverse effect on our profitability); the unexpected closure of any of our facilities; the effect of excess capacity in the bio-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the bio-based diesel market from which we generate almost all of our revenues; and seasonal fluctuations in our operating results; technological advances or new methods of bio-based diesel production or the development of energy alternatives to bio-based diesel; and (10) other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time period or at all.

If the proposed transaction is consummated, REG’s stockholders will cease to have any equity interest in REG and will have no right to participate in its earnings and future growth. Certain of these and other factors are identified and described in more detail in REG’s Annual Report on Form 10-K for the year ended December 31, 2020 as well as REG’s subsequent filings and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on REG’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, REG undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.